Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Set forth below are two antitrust cases, a health care cost recovery case and a Lights/Ultra Lights class action currently scheduled for trial through the end of 2006 against PM USA, and with respect to the health care cost recovery case and Lights/Ultra Lights class action, ALG.

Case (Jurisdiction)	Type of Action	Trial Date
Lewis d/b/a B&H Vendors v. Philip Morris Incorporated (Tennessee)	Antitrust	July 5, 2005

City of St. Louis, et al. v. American Tobacco, et al. (Missouri)	Health Care Cost Recovery	January 2, 2006

Schwab (formerly, McLaughlin), et al. v. Philip Morris USA Inc., et al. (New York)	Lights/Ultra Lights Class Action	January 9, 2006

Smith Wholesale Company, Inc., et al. v. Philip Morris USA Inc., et al. (Tennessee)	Antitrust	February 21, 2006

Below is a schedule setting forth by month the number of individual smoking and health cases against PM USA that are currently scheduled for trial through the end of 2006.

2005

July (1)

September (1)

December (1)

2006

April (1)